Exhibit (h)(2)

Execution Version

FIFTH STREET FINANCE CORP.

Common Stock
($0.01 par value per share)

AMENDMENT NO. 1 TO AT-THE-MARKET EQUITY OFFERING SALES AGREEMENT

Septmenber 5, 2014

KEYBANC CAPITAL MARKETS INC.

Equity Capital Markets

127 Public Square

4th Floor

Cleveland, OH 44114

Ladies and Gentlemen:

Reference is made to the At-the-Market Equity Offering Sales Agreement, dated August 22, 2014 (the “Agreement”), between Fifth Street Finance Corp., a Delaware corporation (the “Company”), Fifth Street Management LLC, FSC CT, Inc. and KeyBanc Capital Markets Inc. (“KeyBanc” or the “Agent”). Pursuant to the Agreement, the Company has agreed to issue and sell from time to time to or through the Agent, having an aggregate offering price of up to $100.0 million (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), on the terms set forth in Section 2 of the Agreement. All capitalized terms used in this Amendment No. 1 to the Agreement among the Agent and the Company, Fifth Street Management LLC and FSC CT, Inc. (this “Amendment”) and not otherwise defined shall have the respective meanings assigned to them in the Agreement. The parties to the Agreement hereby agree as follows:

A. Amendment to Agreement.

1. The Section 2(i) of the Agreement is amended and restated to read as follows:

(i)          Notwithstanding any other provision of this Agreement, the Company and the Agent agree that no sales of Shares shall take place, and the Company shall not request the sale of any Shares that would be sold, and the Agent shall not be obligated to sell Shares (a) during any other period in which the Company is, or could be deemed to be, in possession of material non-public information and (b) during the period commencing on (i) with respect to the Company’s quarterly filings on Form 10-Q, the 30th day following the end of each fiscal quarter or (ii) with respect to the Company's annual report filings on Form 10-K, the 50th day following the end of the Company's fiscal year, and ending on the date on which the Company files with the Commission a prospectus supplement under Rule 497 under the 1933 Act relating to the Shares that includes updated financial information as of the end of the Company's most recent quarterly period or fiscal year, as applicable (the “Quarterly 497 Filing”).

B. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Agreement shall continue in full force and effect.

C. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agent and the Company in accordance with its terms.

[Signatures appear on the following page]

1

Very truly yours,

Fifth Street Finance Corp.

By:	/s/ Bernard Berman
Name:
Title:

Fifth Street Management LLC

By:	/s/ Bernard Berman
Name:
Title:

FSC CT, Inc.

By:	/s/ Bernard Berman
Name:
Title:

Accepted as of the date hereof:

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Christopher G. Malik
Name: Christopher G. Malik
Title: Director, ECM

[Signature page to the Sales Agreement]